Filed Pursuant to Rule 433
Registration No. 333-134553

15YR NC 1YR Lehman Steepener
Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	Moody’s A1/ S&P A+/ Fitch A+

Issue Size:	$5,000,000

Issue Price:	Variable Price Offer

CUSIP:	52517PM57

Trade Date	September 22, 2006

Settlement Date:	September 28, 2006

Maturity Date:	September 28, 2021, subject to Optional Redemption

Interest Rate:	From and including the Settlement Date to but excluding September 28, 2007: 10.0%

From and including September 28, 2007, to but excluding the Maturity Date:

20 * (30yr CMS Rate — 10yr CMS Rate), subject to a minimum of 0%

Day Count Basis:	30/360

Interest Reset Date:

Quarterly on the 28th of March, June, September and December commencing September 28, 2007, for the period commencing on and including such Interest Reset Date to but excluding the next succeeding Interest Payment Date, determined on the related Interest Determination Date

Interest Determination Date	Two Business Days prior to the related Interest Reset Date

Interest Payment Dates:	Quarterly on the 28th of March, June, September and December commencing September 28, 2007, subject to Optional Redemption

30yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

10yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

Business Days:	New York and London

Optional Redemption:

Lehman Brothers Holdings Inc. has the right to call the Notes in whole or in part at par (100.0%) quarterly on the 28th of each March, June, September and December, commencing September 28, 2007, with 5 Business Days notice. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.

Business Day Convention:	Modified following Business Day convention with no adjustment for period end dates.

Denominations:	$1,000 / $1,000

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

United States Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I.

Historical Levels of the 30yr CMS Rate and 10yr CMS Rate

The following shows the 30yr CMS Rate and the 10yr CMS Rate in effect on the hypothetical Interest Reset Dates listed below. The historical experience of the 30yr CMS Rate and 10yr CMS Rate should not be taken as an indication of the future performance of the 30yr CMS Rate and 10yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 30yr CMS Rate and 10yr CMS Rate make the Notes’ effective interest rate after September 28, 2007, difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Reset Dates	30yr CMS Rate (in %)	10yr CMS Rate (in %)	30yr CMS Rate— 10yr CMS Rate (in %)
6/28/2006	5.906	5.833	0.073
3/28/2006	5.381	5.308	0.073
12/28/2005	5.068	4.918	0.15
9/28/2005	4.956	4.713	0.243
6/28/2005	4.671	4.372	0.299
3/28/2005	5.379	5.078	0.301
12/28/2004	5.319	4.711	0.608
9/28/2004	5.124	4.43	0.694
6/28/2004	5.807	5.232	0.575
3/29/2004	5.121	4.275	0.846
12/29/2003	5.349	4.622	0.727
9/29/2003	5.32	4.492	0.828
6/30/2003	4.826	3.873	0.953
3/28/2003	5.216	4.345	0.871
12/30/2002	5.122	4.239	0.883
9/30/2002	5.109	4.271	0.838
6/28/2002	6.01	5.363	0.647
3/28/2002	6.401	6.089	0.312
12/28/2001	6.294	5.908	0.386
9/28/2001	5.877	5.225	0.652
6/28/2001	6.477	6.2	0.277
3/28/2001	6.306	5.929	0.377
12/28/2000	6.298	6.172	0.126
9/28/2000	6.998	6.938	0.06
6/28/2000	7.349	7.347	0.002
3/28/2000	7.334	7.398	-0.064
12/28/1999	7.337	7.221	0.116
9/28/1999	7.022	6.822	0.2
6/28/1999	6.879	6.801	0.078
3/29/1999	6.301	6.055	0.246
12/28/1998	5.852	5.592	0.26
9/28/1998	5.875	5.393	0.482
6/29/1998	6.089	6.012	0.077
3/30/1998	6.37	6.217	0.153
12/29/1997	6.318	6.23	0.088
9/29/1997	6.72	6.527	0.193
6/30/1997	7.124	6.886	0.238
3/27/1997	7.415	7.258	0.157
12/30/1996	6.899	6.635	0.264
9/30/1996	7.328	7.055	0.273